EXHIBIT 23.17

August 21, 2006

Board of Directors

BlastGard International, Inc.

12900 Automobile Blvd., Suite D

Clearwater, Florida 33762

Dear Sirs:

With regard to the Registration Statement on Pre-Effective Amendment No. 1 to Form SB-2 (file no. 333-135815), we consent to the incorporation of our report dated March 13, 2006 relating to the balance sheet of BlastGard International, Inc. as of December 31, 2005, and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2005 and 2004.

We also consent to the use of our name in the section of the filing entitled “Experts”.

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP
Certified Public Accountants
Englewood, Colorado